Exhibit 4(b)

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of June 2, 2004 to INDENTURE, dated as of August 15, 1991 (the “Indenture”) between AB SVENSK EXPORTKREDIT (Swedish Export Credit Corporation) (the “Company”) and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to The First National Bank of Chicago), as trustee (the “Trustee”).

WHEREAS, the Company wishes to make certain amendments to the Indenture to further provide for the issuance from time to time of the Company’s Debt Securities; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms;

NOW, THEREFORE, in consideration of the premises it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debt Securities or of any series thereof, as follows:

Section 1.                                            Definitions.  All terms used and not defined in this Supplemental Indenture shall have the respective meanings given them in the Indenture.

Section 2.                                            Amendments.  The Indenture is hereby amended as follows:

(a)                                  Section 101 will amended by:

(i)                                     deleting the definition of “ECU” and “European Communities”;

(ii)                                  amending the definition of “Business Day” by adding at the end thereof:

“or, when used with respect to any Place of Payment with respect to any Debt Securities denominated in Euro, means any date on which the Trans-European Automated Gross Settlement Express Transfer System (TARGET) is operating credit or transfer instructions in respect of payments in Euro”.

(iii)                               adding a definition of Euro to read as follows:

“Euro”, “€” and “EUR” means the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Communities, as amended by the Treaty on European Union.

(iv)                              amending the definitions of “Foreign Currency”, to read in their entireties as follows:

“Foreign Currency” shall mean a currency issued by the government of any jurisdiction other than the United States of America and shall, in any event, include Euro.

“Officers’ Certificate” means a certificated signed by the President, any Executive Director or the Treasurer of the Company.

(b)                                 Section 105 shall be amended (I) in clause (1) by adding “or by facsimile transmission” after “in writing” and “and, in the case of facsimile transmission, at such number as the Trustee shall have furnished to the Company or such Holder, as the case may be,” after “Department,” and (II) in clause (2) by adding at the end thereof “or sent to the Company by facsimile transmission to the attention of Legal Counsel at +46-8-20-38-94 or such other number as the Company may furnish in writing to the Trustee and, in either case, shall be sent to the attention of Legal Counsel”.

(c)                                  Section 106 shall be amended (I) in clause (1) of the first paragraph by adding “, or sent by facsimile transmission,” after “prepaid” and “(or facsimile number, if any)” after “address” and (II) in clause (2) of the first paragraph by deleting “The International Stock Exchange of the United Kingdom and the Republic of Ireland” and substituting therefor “the London Stock Exchange”.

(d)                                 Section 303 (a) shall be amended to read in its entirety as follows:

“The Debt Securities and any coupons appertaining thereto shall be executed on behalf of the Company by its President or any of its Executive Directors or any other person (a “Delegated Signatory”) to whom the President shall have delegated such power. Such signatures may be in the form of facsimile signatures of the present or any future President or Executive Director of the Company or any Delegated Signatory and may be imprinted or otherwise reproduced on the Debt Securities. The Company may adopt and use the signatures or facsimile signatures of the persons who shall be President or an Executive Director of the Company or a Delegated Signatory at the time of execution of the Debt Securities and any coupons appertaining thereto, irrespective of the date as of which the same shall be executed, or of any person who shall have been President or an Executive Director of the Company or a Delegated Signatory, notwithstanding the fact that at the time the Debt Securities shall be authenticated and delivered or disposed of, such person shall have ceased to be, as the case may be, President or an Executive Director or Delegated Signatory.”

(e)                                  Section 303 (c) shall be amended in clause (i) to delete the words “and shall be denominated in”.

(f)                                    Section 1007 shall be amended by deleting the period at the end thereof and adding the following:

“or where the withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Union Directive on the taxation of savings adopted June 3, 2003 (implementing the conclusions of the Economics and Financial Council meeting of November 26-27, 2000) or any law implementing or complying with, or introduced in order to conform to, such Directive.”

(e)                                  All references to ECU in the Indenture shall be disregarded.

Section 3.                                            Continuation of Indenture. The Indenture, as modified by this Supplemental Indentures with the effect set forth in Section 904, shall remain in full force and effect.

IN WITNESS WHEREOF, the partners hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL.)
(Swedish Export Credit Corporation)

By	/s/ JOHANNA CLASON

Title:	Executive Director and Treasurer

J.P. MORGAN TRUST COMPANY,
NATIONAL ASSOCIATION

By	/s/ BENITA A. POINTER

Title:	Assistant Vice President